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                                                               EXHIBIT (a)(1)(D)



ELECTION FORM FIRST PAGE

Welcome

        Welcome to the 6+1 Program Website. You may use this website to elect which of your eligible stock option grant(s) you would like to have cancelled and then reissued 6 months and 1 day after the cancellation date.

   Program Guidelines

        Eligible Options: Any stock option grant that has a strike price greater than or equal to $25 may be returned.

             If you elect to participate and you received a stock option grant(s) on April 2, 2001, or later, this grant will be automatically returned.

        Election Deadline: All elections must be made no later than 5 p.m. PDT on Tuesday, October 2, 2001.

        Cancellation Date: On October 2, 2001 (unless the offering period is extended), any stock options that were returned will be cancelled.

        Replacement Grant Date: Six months and one day after the stock option grants are cancelled (approximately April 3, 2002), you will receive replacement stock option grant(s).

             The grant(s) will have the same number of shares and the same vesting schedule as those forfeited.

             The strike price will be equal to the closing price of the stock on the new grant date.

        Please follow the instructions on the following screens to make your elections.

        You will have the opportunity to receive an email confirmation after your election is completed. We strongly encourage you to provide your email address for written confirmation.

        You may change your election as many times as you wish. Your final election on record as of 5 p.m. PDT on October 2, 2001, will be your official election. NO CHANGES MAY BE MADE AFTER THIS TIME.

        Please refer to the Tender Offer document that you received for official program regulations. By completing this transaction, you are verifying that you have received the Tender Offer document and related materials.

             If you need to print a new Tender Offer document, you will find a link for it on both nextweb and mynet.
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        If you have any questions regarding this program or how to make an election, please send an email to stockadmin@conexant.com or you may call 949-483-4525 and leave a message. We will return your call/e-mail within 48 hours.

        Please select "Continue" to make your election.

ELECTION FORM PAGE 2

Current Date                       Participant               Global ID
Month Date, 2001                  Employee Name              NNNNNNNNN

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